Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on
Preferred Stock and Announces Financial Results for the
Year Ended December 31, 2007
Cleveland, Ohio — January 18, 2008 — PFGI Capital Corporation announced that a cash payment will be paid on February 19, 2008 on its Series A Preferred (NYSE: PFGIP.PK) and Series B Preferred. The distributions, accruing from November 18, 2007 through February 17, 2008, are payable to holders of record on February 1, 2008, at a rate of $.484375 per Series A Preferred stock and $1.25 per Series B Preferred stock. PFGI Capital Corporation also announced financial results for the fourth quarter and year ended December 31, 2007.
Net income for the three months ended December 31, 2007 was $5.0 million compared to $4.8 million for the three months ended December 31, 2006. Total interest income was $5.2 million and $5.1 million for the three months ended December 31, 2007 and 2006, respectively. The provision for loan participation losses was $1 thousand for the three months ended December 31, 2007 and $62 thousand for the three months ended December 31, 2006. Noninterest expense, including loan servicing and management fees, was $194 thousand and $184 thousand for the three months ended December 31, 2007 and 2006, respectively.
Net income for the year ended December 31, 2007 was $20.0 million, up from $19.2 million for the year ended December 31, 2006. Total interest income was $20.7 million in 2007 compared to $19.9 million in 2006. A reversal of provision for loan participation losses of $62 thousand and $68 thousand was recognized in 2007 and 2006, respectively. Noninterest expense was $771 thousand in 2007 and $828 thousand in 2006.
At December 31, 2007, there were no nonperforming assets or impaired loans, loan participations totaled $288.6 million, and the reserve for loan participation losses was $435 thousand. At December 31, 2007, total assets were $296.7 million and stockholders’ equity was $296.7 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Florida, Illinois, Indiana, Kentucky, Michigan, Missouri, Pennsylvania and Wisconsin, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at www.nationalcity.com.
For further information, please contact:
Jill Hennessey
National City Corporation
216-222-9253